EXHIBIT 10.1

AGREEMENT AND
PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of the 27th day of May, 2014, by and between Simmons First National Corporation, an Arkansas corporation ("SFNC"), and Liberty Bancshares, Inc., a Missouri corporation ("LBI").

ARTICLE I
RECITALS

Section 1.01      SFNC.  (a) SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a financial holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended (the "BHC Act").  As of the date hereof, SFNC has 60,000,000 authorized shares of Class A common stock, par value $0.01 per share ("SFNC Stock"), of which 16,312,260 were outstanding as of April 24, 2014, and 40,040,000 authorized shares of preferred stock, par value $0.01, of which none are outstanding.  SFNC Stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

(b)  SFNC has entered into an Agreement and Plan of Merger with Delta Trust & Banking Corporation ("DTBC") dated March 24, 2014 under which DTBC will be merged with and into SFNC ("DTBC Merger"). Pursuant to the DTBC Merger SFNC will issue up to 1,695,878 additional shares of SFNC Stock.

(c)  SFNC has entered into an Agreement and Plan of Merger with Community First Bancshares, Inc. ("CFB") dated May 6, 2014 under which CFB will be merged with and into SFNC ("CFB Merger"). Pursuant to the CFB Merger SFNC will issue up to 6,624,000 additional shares of SFNC Stock and 30,852 shares of SFNC Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $1,000.00 per share.

Section 1.02      LBI.  LBI has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Missouri, with its principal executive offices located in Springfield, Missouri. LBI is registered as a bank holding company with the FRB under the BHC Act.  As of the date hereof, LBI has 25,000,000 authorized shares of common stock, par value $0.20 per share ("LBI Stock”), of which 5,146,962 shares were outstanding as of May 16, 2014; 1,000,000 authorized shares of preferred stock, of which none are outstanding. The number of shares outstanding shall be certified by LBI at the Effective Date and such certified number of shares outstanding shall be used for all purposes of this Agreement and the transactions contemplated hereunder.

Section 1.03      LBI Subsidiaries.  (a)   Liberty Bank ("Bank") has been duly incorporated and is a validly existing banking corporation in good standing under the laws of the State of Missouri, with its principal executive offices located in Springfield, Missouri.  As of the date hereof, Bank has 34,000 authorized shares of common stock, par value $50.00 per share, of which 34,000 shares are outstanding as of May 16, 2014, no other class of capital stock being authorized.  All of the outstanding shares of stock of Bank are owned by LBI.

(b) LBI Capital Trust III, LLT ("LBI Trust III"), dated December 5, 2003, by and between U.S. Bank National Association, as Trustee, LBI as Issuer, which trust has authorized and issued common securities in the amount of $155,000 as of May 16, 2014, and authorized and issued capital securities in the amount of $5,000,000, as of May 16, 2014.  All of the outstanding common securities of LBI Trust III are owned by LBI.

(d) LBI Capital Trust IV ("LBI Trust IV"), dated October 13, 2004, by and among Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, LBI as Depositor, and Gary E. Metzger, Garry L. Robinson and H. Michael Mattson, as Administrative Trustees, which trust has authorized and issued common securities in the amount of $155,000 as of May 16, 2014, and authorized and issued capital securities in the amount of $5,000,000, as of May 16, 2014.  All of the outstanding common securities of LBI Trust IV are owned by LBI.

(e) LBI Capital Trust V ("LBI Trust V"), dated March 23, 2007, by and among Wilmington Trust Company, as Institutional Trustee and Delaware Trustee, LBI as Sponsor and Gary E. Metzger and Garry L. Robinson Administrators, which trust has authorized and issued common securities in the amount of $310,000 as of May 16, 2014, and authorized and issued capital securities in the amount of $10,000,000, as of May 16, 2014.  All of the outstanding common securities of LBI Trust V are owned by LBI.

(f)  Section 1.03(f) of LBI's Disclosure Letter (as hereafter defined) sets forth the subsidiaries of Bank and the ownership of Bank therein.

Section 1.04      Compensatory Stock Programs.

(a)           SFNC has reserved 436,648 shares of SFNC Stock ("SFNC Comp. Shares") for issuance pursuant to the terms of the stock option and restricted stock grants under the executive and director stock plans of SFNC ("SFNC Stock Comp. Plans"), of which options for 94,730 shares have been granted to various executive officers of SFNC and its subsidiaries and are currently outstanding.

(b)           LBI has reserved (i) 225,000 shares of LBI Stock for issuance pursuant to the Incentive Stock Option Plan dated October 27, 1995 (as amended, the "1995 Stock Option Plan"), (ii) 808,500 shares of LBI Stock for issuance pursuant to the Incentive Stock Option Plan of Liberty Bancshares, Inc. dated May 10, 2005 (as amended, the "2005 Stock Option Plan") and (iii) 6,460 shares of LBI Stock for issuance pursuant to the Liberty Bancshares, Inc. 2009 Omnibus Incentive Plan effective June 13, 2009 (as amended, the "2009 Equity Incentive Plan" and together with the 1995 Stock Option Plan and the 2005 Stock Option Plan, the "LBI Equity Incentive Plans").  As of May 16, 2014, (i) stock options grants for 630,770 shares of LBI Stock have been granted under the LBI Equity Incentive Plans, of which 530,545 have been exercised, and (ii) of the 100,225 stock options currently outstanding ("LBI Stock Options"), options for 76,615 shares are fully vested and options for 23,610 shares are unvested. There are no equity awards outstanding other than the LBI Stock Options. No additional equity awards will be granted under the LBI Equity Incentive Plans.

Section 1.05      Rights; Voting Debt.  Except for (i) the SFNC Stock Comp. Plans, (ii) the LBI Equity Incentive Plans, (iii) the DTBC Merger, (iv) the CFB Merger and (v) the transactions contemplated under this Agreement, neither SFNC nor LBI has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights").  Neither LBI nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote ("Voting Debt").

Section 1.06      Materiality.  Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to LBI, be deemed to be with respect to LBI and its subsidiaries taken as a whole, and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

Section 1.07      Merger.  The Board of Directors of SFNC and the Board of Directors of LBI have each determined that it is desirable and in the best interests of the corporations and their respective shareholders that LBI merge with and into SFNC ("Merger") on the terms and subject to the conditions set forth in this Agreement.

In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and LBI adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE II
MERGER

Section 2.01      Merger.  On the Effective Date, as defined in Section 8.01, LBI will merge with and into SFNC, with SFNC being the surviving corporation ("Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act.  At the Effective Time, the articles of incorporation and bylaws of SFNC, as the Surviving Corporation, shall be the articles of incorporation and bylaws of SFNC as in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by LBI; and SFNC shall be responsible for all of the liabilities and obligations of LBI in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or LBI.

Section 2.02      Conversion of LBI Stock.

(a)           Definitions.

(i)  "Exchange Ratio" shall mean 1.0000 share of SFNC Stock for each outstanding share of LBI Stock, subject to adjustment as provided in Section 2.03.

(ii)   "Merger Consideration" shall mean the number of whole shares of SFNC Stock, if any, which such holder has the right to receive in respect of the shares of LBI Stock or the LBI Stock Options so held in accordance with Sections 2.02 and 2.03, plus cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.04, plus any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c).

(iii)  "Average Closing Price" of SFNC Stock shall be the average of the closing price per share of SFNC Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date.

(iv)  "Minimum Merger Consideration" shall be the product of (x) $29.80 multiplied by (y) the number of shares of SFNC Stock to be issued in exchange for LBI Stock and LBI Stock Options in the Merger.

(b)           Subject to the other provisions of this Section 2.02 and Section 2.03, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of LBI Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 2.06) shall be converted into the right to receive that number of shares of SFNC Stock as shall equal the Exchange Ratio.  All shares of LBI Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate, as defined in Section 2.04, previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration.  The holders of Certificates previously evidencing shares of LBI Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of LBI Stock except as otherwise provided herein or by law.  Such Certificates previously evidencing shares of LBI Stock shall be exchanged for (i) certificates evidencing whole shares of SFNC Stock issued in consideration therefor (ii) cash in lieu of fractional shares as set forth in Section 2.04 and (iii) any cash payable pursuant to Section 2.03(c), upon the surrender of such Certificates in accordance with the provisions of Section 2.04, without interest.  No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.04.

(c)           SFNC shall take all requisite action to assume the outstanding LBI Stock Options such that: (i) the number of shares of SFNC to be issued for each such option shall be equal to the product of the number of shares remaining to be exercised under each such option multiplied by the Exchange Ratio and (ii) the strike price for each such option shall be the strike price of the LBI Stock Option divided by the Exchange Ratio. All other terms and conditions of the LBI Stock Options shall remain in full force and effect after the Effective Time, including but not limited to the applicable vesting schedule and the option expiration dates. As of the Effective Time, LBI shall certify to SFNC the name and address of the holders of outstanding LBI Stock Options, the number of shares of LBI Stock covered by each such option, the grant date of each such option, the vesting status of the each such option, the name of the plan under which each such option was issued and such other information concerning the options as SFNC may reasonably request.  Promptly after the Effective Time, SFNC will provide each holder of an LBI Stock Option with a replacement Stock option agreement reflecting the change from LBI Stock to SFNC Stock and the changes, if any, to the Exchange Ratio and the strike price and restating all of the terms and conditions continuing in effect.

d)             Each share of LBI Stock held in the treasury of LBI and each share of LBI Stock owned by any direct or indirect wholly owned subsidiary of LBI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.03.         Adjustment to Computation of Merger Consideration.

(a)           The aggregate number of shares of SFNC Stock to be exchanged for each share of LBI Stock shall be adjusted appropriately to reflect any change in the number of shares of SFNC Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to SFNC Stock, received or to be received by holders of SFNC Stock, when the record date or payment occurs prior to the Effective Time.  No adjustment of the Exchange Ratio shall occur by reason of issuance of (i) any SFNC Comp. Shares under the SFNC Stock Comp. Plans, (ii) the issuance of any SFNC stock in any other merger or other acquisition transaction or (iii) the issuance of any SFNC Stock for cash in a public or private stock offering.

(b)           The aggregate number of shares of SFNC Stock to be exchanged for each share of LBI Stock shall be adjusted appropriately to reflect any change in the number of shares of LBI Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to LBI Stock, received or to be received by holders of LBI Stock, when the record date or payment occurs prior to the Effective Time.  The Exchange Ratio set forth in Section 2.02 (a) above is based upon 5,247,187 shares of LBI Stock, consisting of 5,146,962 shares of LBI Stock outstanding and LBI Stock Options outstanding for 100,225 shares of LBI Stock, all as of the Effective Time. If the sum of the number of outstanding shares of LBI Stock, plus the number of shares of LBI Stock specified in the LBI Stock Options outstanding and in effect, as of the Effective Time, differs from the foregoing, then the Exchange Ratio shall mean the number (computed to four decimal places) that shall equal the quotient of (A) 5,247,187, divided by (y) the sum of the number of shares of LBI Stock outstanding plus the number of shares of LBI Stock specified in the LBI Stock Options outstanding and in effect, as of the Effective Time.

 (c)           In the event (i) the Average Closing Price of SFNC Stock shall be less than $29.80; and (ii) the difference between:

the percentage change of (A) $40.06 (the average of the closing price of the PowerShares KBW Regional Banking Portfolio ("KBWR") for the twenty (20) consecutive trading days ending on and including March 31, 2014 and (B) the average of the closing price of the KBWR (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date,

and

the percentage change of (Y) $37.24 (the average of the closing price of SFNC Stock for the twenty (20) consecutive trading days ending on and including March 31, 2014) and (Z) the Average Closing Price is greater than twenty percent (20%)

then LBI may give notice of its intent to terminate this Agreement as provided in Section 7.01(e) hereof; subject to SFNC’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an amount of cash so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than the Minimum Merger Consideration.  If SFNC elects to make the SFNC Walkaway Counter Offer (as defined in Section 7.01(e)), it shall give prompt written notice to LBI of such election (the "Walkaway Counter Offer Notice").  The Walkaway Counter Offer Notice, if given, shall set forth the amount of the cash to be paid and shall include a calculation of the adjusted Merger Consideration.

(d)           Upon the occurrence of any adjustment pursuant to this Section 2.03, any references in this Agreement to any defined term whose calculation is affected by such adjustment shall thereafter be deemed to refer to the defined term as calculated after giving effect to such adjustment.

Section 2.04      Exchange of Certificates.

(a)           Promptly after the Effective Time, SFNC shall deposit, or shall cause to be deposited, with Registrar and Transfer Company ("Transfer Agent"), for the benefit of the holders of shares of LBI Stock, for exchange in accordance with this Article II, through the Transfer Agent, (i) certificates evidencing a number of shares of SFNC Stock equal to the sum of the shares of SFNC required to be issued as Merger Consideration to the shareholders of LBI, and (ii) cash in the amount of $20,000.00 ("Fractional Share Fund").  In the event the initial sum deposited into the Fractional Share Fund is insufficient to satisfy all payments required to be paid from such fund, then SFNC shall immediately deposit funds to remedy such deficiency.

(b)           Promptly after the Effective Time, SFNC will instruct the Transfer Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of LBI Stock (other than Dissenting Shares) ("Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock and any cash payable hereunder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of LBI Stock formerly evidenced by such Certificate in accordance with Section 2.02, (B) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02, (C) any cash payable pursuant to Section 2.03(c), and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c) and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of LBI Stock which is not registered in the transfer records of LBI, a certificate evidencing the proper number of shares of SFNC Stock may be issued and cash paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of LBI Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

(c)           No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be delivered and paid to the holder of the certificates (i) certificates evidencing whole shares of SFNC Stock issued in exchange therefor, (ii) the cash portion of the Merger Consideration, if any, payable to such holder, including the amount of any cash payable with respect to a fractional share of SFNC Stock to which such holder is entitled pursuant to Section 2.04(b), any cash payable pursuant to Section 2.03(c) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock.  No interest shall be paid on the Merger Consideration.

 (d)           All shares of SFNC Stock issued and cash paid in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of LBI Stock.

(e)           Any portion of the Fractional Share Fund which remains undistributed to the holders of LBI Stock on the date six months following the Effective Time shall be delivered to SFNC, upon demand, and any holders of LBI Stock who have not theretofore complied with this Article II shall thereafter look directly to SFNC for the Merger Consideration to which they are entitled.

(f)           SFNC shall not be liable to any holder of shares of LBI Stock for any Merger Consideration, whether shares of SFNC Stock, cash or dividends or distributions with respect to SFNC Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of LBI Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of LBI Stock in respect of which such deduction and withholding was made by SFNC.

Section 2.05      Stock Transfer Books.  At the Effective Time, the stock transfer books of LBI shall be closed and there shall be no further registration of transfers of shares of LBI Stock thereafter on the records of LBI. On or after the Effective Time, any Certificates for LBI Stock presented to the Transfer Agent or SFNC for any reason shall be converted into the Merger Consideration.

Section 2.06      Dissenting Shares.  Notwithstanding any other provisions of this Agreement to the contrary, shares of LBI Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the "Dissenting Shares") in accordance with Section 351.455 of the Revised Missouri Statutes shall not be converted into or represent the right to receive the  Merger Consideration.  Such shareholders shall be entitled to receive payment of the fair value of such shares of LBI Stock held by them in accordance with the provisions of such statute, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to judicial determination of the value of the shares of LBI Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, as if such shares of LBI Stock, upon surrender, in the manner provided in Section 2.04, of the Certificate or Certificates that formerly evidenced such shares of LBI Stock.

Section 2.07      Lost LBI Stock Certificates.  In the event any Certificate for LBI Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

ARTICLE III
ACTIONS PENDING MERGER

Section 3.01      Required Actions Pending Merger.  LBI hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, LBI will and will cause each of its subsidiaries to:

(a)           upon the direction of SFNC, give all required notices, make all necessary amendments and cause its Board of Directors to adopt resolutions: (i) to the extent permissible under applicable law, amending the contribution formula and benefit provisions of the Liberty Bank 401(k) Profit Sharing Plan to be comparable to the SFNC 401(k) Plan to be effective at the Effective Time and (ii) terminating the Liberty Bank 401(k) Profit Sharing Plan to be effective on December 31, 2014, to pay any and all termination, early withdrawal penalties or similar fees with respect to the termination of the plan;

 (b)           use commercially reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with LBI’s existing employment procedures;

(c)           use commercially reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

(d)           use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

(e)           perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; and

(f)           from and after the date the FRB grants approval for the merger of LBI with and into SFNC, give SFNC notice of all meetings of the board of directors of LBI and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting in person or telephonically, provided, however, such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Merger or to the extent that LBI’s legal counsel advises the LBI directors that permitting SFNC’s presence would constitute a breach of their fiduciary, regulatory or legal  duties or requirements, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings; provided, however, such written materials and communications shall be subject to redaction to the extent that LBI’s legal counsel advises the LBI directors that permitting SFNC’s access to such materials and communications would constitute a breach of their fiduciary, regulatory or legal duties or requirements.

Section 3.02      Prohibited Actions Pending Merger.  Except as specifically contemplated by this Agreement, or as disclosed in LBI's Disclosure Letter (as hereafter defined), from the date hereof until the earlier of the termination of the Agreement or the Effective Time, LBI shall not do, and LBI will cause each of its subsidiaries not to do, without the prior written consent of SFNC, any of the following:

(a)           (i)  make, declare or pay any dividend or distribution on LBI Stock, other than a dividend in the amount of $0.18 per share to be payable in July, 2014, provided that if the Effective Time has not occurred prior to the record date for the SFNC dividend to be payable in January, 2015, then LBI may declare and pay a dividend in the mount of $0.18 per share to be payable in January, 2015, and provided further, that if the Effective Time has not occurred prior to the record date for the SFNC dividend to be payable in April, 2015, then LBI may declare and pay a dividend in the mount of $0.18 per share to be payable in April, 2015, or

(ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of LBI’s capital stock or the capital stock of any subsidiary, or any options, warrants, calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

 (b)           hire any additional staff, except for (i) personnel hired at an hourly rate to fill vacancies, (ii) salaried non-executive officers positions that are replacements, or (iii) for seasonal part time staff, in accordance with past practices;

(c)           enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice or existing plans and agreements;

(d)           except as directed by SFNC consistent with the terms of this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

(e)           except as contemplated by Section 5.01(l), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its charter or by-laws;

(f)           except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole is material to LBI on a consolidated basis, other than as set forth in section 3.02(f) of LBI's Disclosure Letter;

(g)           acquire any investment securities, other than U.S. Treasury Securities, municipal securities with a minimum rating of "A", or  U.S. Agency securities which are traditional fixed rate debt securities;

(h)           sell or purchase any securities in the aggregate amount of $500,000, except for purchases related to the re-investment of proceeds of matured securities which are in compliance with the investment policies of LBI;

(i)           except in their fiduciary capacities, purchase any shares of SFNC Stock;

(j)           except as contemplated by Section 5.01(l), change any method of accounting in effect at December 31, 2013, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2013, except as may be required by law or generally accepted accounting principles;

(k)           knowingly take any action which would or is reasonably likely to (i) adversely affect the ability of either of SFNC or LBI to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect LBI’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth herein not being satisfied;

(l)           except as provided in Section 3.04 hereof, make or renew any single loan or series of loans, to one borrower or a related group of borrowers in an aggregate amount greater than $1,500,000;

(m)           sell or dispose of any other real estate owned or other properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness owed to LBI or its subsidiaries, having a book value in excess of $250,000, or pursuant to which LBI or any of its subsidiaries would incur a loss in excess of $100,000; or

(n)           sell or dispose of any fixed assets of LBI or its subsidiaries having a book value in excess of $25,000;

(o)           terminate any lease on fixed assets currently in use by LBI or its subsidiaries or which would cause LBI or its subsidiaries to incur costs, expenses or charges related to the termination in excess of $25,000;  or

(p)           directly or indirectly agree to take any of the foregoing actions.

Section 3.03      Conduct of LBI to Date.  Except as contemplated by this Agreement or as disclosed in LBI’s Disclosure Letter (as hereafter defined) delivered to SFNC contemporaneously with the execution and delivery of this Agreement, from and after December 31, 2013 through the date of this Agreement:

(a)           LBI and Bank have carried on their respective businesses in the ordinary and usual course consistent with past practices,

(b)           neither LBI nor Bank have issued or sold any capital stock (other than stock issued under the LBI Equity Incentive Plans) or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of LBI or Bank,

(c)           LBI has not declared, set aside, or paid any cash or stock dividend or distribution in respect of its capital stock,

(d)           neither LBI nor Bank incurred any material obligation or liability (absolute or contingent) or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, except for obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement,

(e)           neither LBI nor Bank has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

(f)           neither LBI nor Bank has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

(g)           neither LBI nor Bank increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

(h)           neither LBI nor Bank has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other casualty or event or otherwise, whether or not covered by insurance,

(i)           neither LBI nor Bank has canceled or compromised any debt to an extent exceeding $50,000 owed to it or any of its subsidiaries or any claim to an extent exceeding $50,000 asserted by LBI or any of its subsidiaries,

(j)           neither LBI nor Bank has entered into any transaction, contract, or commitment outside the ordinary course of its business,

(k)           neither LBI nor Bank has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

(l)           there has not been any change in the method of accounting or accounting practices of LBI or any of its subsidiaries, and

(m)           LBI and Bank have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any bank regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

Section 3.04      Certain Loans.  From and after the date the FRB grants approval of the merger of LBI with and into SFNC, LBI and its subsidiaries shall permit an SFNC designated representative to attend loan committee meetings and shall provide to such representative the same information as to each such prospective loan that the loan committee members receive and, if the representative does not object to Bank’s making such loan at the time it is presented to Bank's internal loan committee for approval, such loan will be deemed to have been consented to by SFNC for purposes of Section 3.02(l) hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01      Representations and Warranties.  Except as disclosed by LBI or SFNC, as appropriate in their respective Disclosure Letters ("Disclosure Letter") to be delivered to each other contemporaneously with the execution and delivery of this Agreement, SFNC, for itself and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to LBI, and, LBI, for itself and Bank, to the extent applicable to Bank, represent and warrant to SFNC, that:

(a)           The facts set forth in Article I of this Agreement with respect to it are true and correct.

(b)           All of the outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and are subject to no preemptive rights.

(c)           Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect (as hereinafter defined) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

(d)           The shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock, except as shown on Section 4.01(d) of its Disclosure Letter.

(e)           The Boards of Directors of SFNC and LBI have, by all appropriate action, approved this Agreement and the Merger.  Subject to the receipt of approval of the SFNC and LBI shareholders, and subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f)           The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby ("Material Adverse Effect"), or (ii) a breach or violation of, or a default under, the articles of incorporation, charter or by-laws of it or any of its subsidiaries. The consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the shareholders of LBI and SFNC referred to in Section 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

(g)           In the case of SFNC:

(i)           As of their respective dates, neither its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, nor any other document filed subsequent to December 31, 2013 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or the Securities Act of 1933, as amended ("Securities Act"), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 2011, 2012, 2013 and 2014, (collectively, the "SFNC Reports"), do not and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  SFNC has filed with the SEC all reports and other documents required to be filed by it under the Exchange Act and each such report and other document complied at the time filed in all material respects with the applicable requirements of the Exchange Act and the regulations promulgated thereunder.

(ii)           Each of the financial statements in or incorporated by reference into the SFNC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the SFNC Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein.

(iii)           It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the SFNC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the SFNC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of its subsidiaries.

(h)           In the case of LBI:

(i)           Its audited financial statements for the fiscal year ended December 31, 2013 ("LBI Audited Financial Statements"), including the related notes and schedules, fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings or equivalent statements in the LBI Audited Financial Statements, including any related notes and schedules, fairly present the results of operations and retained earnings, as the case may be, of the entity or entities to which it relates for the periods set forth therein in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein.

(ii)           The Statements of Condition of Bank filed with the state and federal bank agencies during 2011, 2012, 2013 and 2014 (the "LBI Statements" and together with the LBI Audited Financial Statements, the "LBI Reports," and the LBI Reports together with the SFNC Reports, the "Reports") were prepared in material compliance with the instructions therefor and are not known by LBI management to contain any material errors or misstatements.

(iii)           The unaudited monthly financial reports of LBI and its subsidiaries prepared subsequent to December 31, 2013 fairly present the results of operations and the financial conditions of the entity or entities to which it relates, except that the financial reports do not contain any and all footnotes required by generally accepted accounting principles and are subject to normal year-end adjustments that are not material in amount or effect.

(iv)           It has no material obligations or liabilities, contingent or otherwise, not disclosed in the LBI Reports or any subsequent unaudited monthly financial interim of Bank or LBI, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition was adequate in the judgment of LBI’s management, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of Bank.

(i)           Since December 31, 2013, in the case of SFNC and LBI, there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or LBI and its subsidiaries, taken as a whole.

(j)           All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects.  All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles.  It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

(k)           (i)  No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (ii) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

(l)           Except for this Agreement, and arrangements made in the ordinary course of business, neither LBI nor Bank is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to SFNC.

(m)           All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("pension plan"), or with respect to any single-employer plan (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an accumulated funding deficiency, as defined in Section 302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a reportable event, as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a multiemployer plan, as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

 (n)           Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in its Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of LBI substantially all of the buildings and equipment in regular use by LBI and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(o)           It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 6.01(b) and (c).

(p)           It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

(q)           In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(r)           Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

(s)           Except for the retention of Keefe, Bruyette & Woods, Inc. by LBI, neither LBI nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(t)           The information to be supplied by it for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by SFNC for the purpose of, among other things, registering the SFNC Stock to be issued to the shareholders of LBI in the Merger ("Registration Statement"), or (ii) the proxy statement(s) to be distributed in connection with meeting of shareholders of LBI and SFNC to vote upon this Agreement, as amended or supplemented from time to time ("Proxy Statement"), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, ("Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(u)           For purposes of this section, the following terms shall have the indicated meaning:

"Environmental Law" means any federal, state or local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.  The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., all comparable state and local laws, and (ii) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

"Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

"Properties Owned" means those properties owned or operated by SFNC or LBI or any of their subsidiaries.

(i)  To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

(ii)  To the best knowledge of it and its subsidiaries, none of the Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

(iii)  To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

(v)           LBI does not and is not required to file reports pursuant to the Exchange Act.

(w)           It and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than satisfactory, and has received no material criticism from regulators with respect to discriminatory lending practices.

Section 4.02      Representations and Warranties of LBI.   Except as disclosed in writing in the Disclosure Letter, LBI, for itself and Bank, to the extent applicable to Bank, to their actual knowledge, represent and warrant to SFNC, that none of LBI’s or Bank’s executive management, consisting of Gary E. Metzger, Garry L. Robinson, Daxton Chance, Caroline Butler, Lawrence Clos, Emily Clayton and Kristin Carlton, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of LBI or any of its subsidiaries, with respect to loans to borrowers which are payable to LBI or any of its subsidiaries either directly or as a participant.  To the knowledge of LBI and its subsidiaries and except for such imperfections in documentation which when considered as a whole would not have a Material Adverse Effect on the business, operations or financial condition of LBI or Bank:

(a)           All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(b)           The amounts represented to SFNC as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, as of the date reported and are not subject to any offsets, credits, deductions or counterclaims;

(c)           The collateral securing each loan as referenced in the loan file or a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by LBI or Bank to secure each loan;

(d)           LBI or its subsidiaries have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

(e)           LBI or its subsidiaries hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

(f)           Each lien or security interest of LBI or its subsidiaries in the collateral held for each loan is properly perfected in the priority described as being held by LBI or its subsidiaries in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

(g)           LBI and its subsidiaries are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

(h)           All guaranties granted to LBI or its subsidiaries to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether in a proceeding in equity or at law; and

(i)           With respect to any loans in which LBI or any of its subsidiaries have sold participation interests to another bank or financial institution, none of the buyers of such participation interests are in default under any participation agreements.

ARTICLE V
COVENANTS

Section 5.01      Covenants.  SFNC hereby covenants with and to LBI, and LBI hereby covenants with and to SFNC, that:

(a)           It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest reasonable date and cooperate fully with the other party hereto to that end;

(b)           (A) In the case of LBI, LBI shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable after the Form S-4 is declared effective; (ii) in each case subject to the fiduciary duties of its directors, recommend as a Board by a majority vote to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (iii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law; and (iv) cooperate and consult with SFNC with respect to each of the foregoing matters; and (B) in the case of SFNC, SFNC shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purposes of approving the Merger, the issuance of SFNC Stock in the amount required to perform its obligations under this Agreement and, if necessary, the assumption of the LBI Stock Options; and (ii) recommend as a Board by a majority vote to its shareholders that they approve the Merger, the issuance of SFNC Stock in the amount required to perform its obligations under this Agreement and, if necessary, the assumption of the LBI Stock Options and use its best efforts to obtain such approval;

(c)           SFNC will file a Registration Statement on form S-4 for the shares to be issued pursuant to the Merger and use its best efforts to have the Registration Statement declared effective and to have such shares authorized for listing on the NASDAQ, subject to official notice of issuance.  LBI and SFNC will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

(d)           SFNC will advise LBI, promptly after SFNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

(e)           In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement;

(f)           Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

 (g)           (i)  Upon reasonable notice to an executive officer of the party, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party’s "Representatives") access, during normal business hours, to all of its and its subsidiaries’ properties, books, contracts, commitments and records; it shall enable the other party’s Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, after such reasonable notice has been given to an executive officer of the party, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (A) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 2013, and (B) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (g) pertaining to non-disclosure of confidential information of LBI and SFNC, shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (ii) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, LBI or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (iii) it will not use any information obtained pursuant to this Paragraph (g) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (g) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

(h)           It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

 (i)           It shall notify the other party hereto as promptly as practicable of (i) any material breach of any of its warranties, representations or agreements contained herein and (ii) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that would reasonably be expected to result in a Material Adverse Effect;

(j)           It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, to the Missouri Division of Finance ("MDF") and to any other regulatory agencies as required by law;

(k)           It shall (i) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (ii) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

(l)           Prior to the Effective Date and contingent on the consummation of the Merger, LBI shall, consistent with generally accepted accounting principles, cause Bank to modify and change its loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves and other pertinent accounting entries, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (l) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and no such accrual or other adjustment made by LBI pursuant to the provisions of this subsection (l) shall constitute an acknowledgment by LBI or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (l);

(m)           From and after the Effective Date, SFNC shall cause its  subsidiaries, including Bank, to offer to all persons who were employees of LBI, Bank, or other subsidiaries of each, as reflected in the payroll records of such institutions, immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of Bank, or other subsidiaries, immediately following the Effective Date, the right to participate, commencing no later than January 1, 2015, in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation 401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC.  To the extent permitted by such plans and policies and SFNC’s prior administration of such plans and policies, (i) prior service of employees of LBI and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (ii) any waiting periods or exclusions pre-existing conditions shall be waived;

(n)           In the event the transactions contemplated by this Agreement are not consummated, SFNC agrees that for a period of twenty four (24) months from and after April 3, 2014, it will not, directly or indirectly (i), either personally or by or through its agent, on behalf of itself or on behalf of any other entity, association or individual, hire, solicit or seek to hire any employee of LBI or any subsidiary of LBI or any individual who was an employee of LBI or any of its subsidiaries on April 3, 2014, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with LBI or its Subsidiary; provided that the foregoing restriction shall not apply to any person who seeks employment from SFNC after his or her employment with LBI has been terminated, whether voluntarily or involuntarily, or (ii) make a loan or other extension of credit to pay off any Bank  loan in existence on April 3, 2014 to a borrower who is not also a borrower of SFNC or one of its subsidiaries as of that date;

(o)           In the case of SFNC, it will evaluate with LBI management, the staffing needs of Bank after the Effective Date.  If any positions at Bank are eliminated, SFNC will give the affected employees an opportunity to transfer to other available positions at Bank or other SFNC affiliates. Any such displaced employee who cannot be otherwise accommodated with continued employment will be eligible for the existing SFNC severance program;

(p)           In the case of SFNC, it will (i) take all steps necessary to increase the size of its board of directors by one (1) director, (ii) submit up to one person selected by the LBI Board of Directors (such selection to be communicated to SFNC prior to June 30, 2014) to the SFNC Nominating, Compensation and Corporate Governance Committee ("NCCGC") for consideration as a candidate to fill the vacancy created on the SFNC Board, (iii) will cause the NCCGC to evaluate the recommended candidate in accordance with its normal and ordinary processes for evaluation of prospective directors, and (iv) if approved by the NCCGC, appoint such candidate to the vacancy created on the SFNC Board to be effective no later than the Effective Time.

(q)           In the case of SFNC, it will use its best efforts to assume all obligations of LBI related to the trust preferred securities issued by LBI Trust III, LBI Trust IV and LBI Trust V.

ARTICLE VI
CONDITIONS TO CONSUMMATION

Section 6.01      Mutual Conditions.  The respective obligations of SFNC and LBI to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

(a)           This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of LBI and SFNC in accordance with applicable law;

(b)           The procurement by SFNC of approval of this Agreement and the transactions contemplated hereby by the FRB and the MDF and the expiration of any statutory waiting periods without adverse action being taken;

(c)           Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the Federal Deposit Insurance Corporation or United States Treasury, Office of the Comptroller of the Currency which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 6.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or LBI would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

(d)           The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

(e)           No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

(f)           No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal consummation of the Merger;

(g)           The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(h)           Quattlebaum, Grooms, Tull & Burrow PLLC shall have delivered its opinion to SFNC and LBI, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SFNC and LBI will each be a party to that reorganization. In rendering such opinion, counsel may require and rely upon representations and covenants contained in certificates of officers of SFNC, LBI and others. SFNC and LBI will cooperate with each other and counsel in executing and delivering to counsel customary representations letters in connection with such opinion; and

Section 6.02      Additional Conditions for SFNC.  The obligation of SFNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a)           SFNC shall have received an opinion, dated the Effective Date, of LBI’s counsel in the form and to the effect customarily received in transactions of this type;

(b)           Each of the representations, warranties and covenants herein of LBI shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of LBI, dated the Effective Date, to such effect;

(c)           any Phase I environmental audits of real property owned by LBI or any of its subsidiaries ordered by SFNC (at its expense) shall, to SFNC’s satisfaction, reflect no material problems under Environmental Laws;

(d)           SFNC shall have received all state securities laws and Blue Sky permits and other authorizations necessary to consummate the transactions contemplated hereby;

(e)           No litigation or proceeding is pending which (i) has been brought against SFNC or LBI or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of SFNC is likely to have a Material Adverse Effect on LBI or SFNC;

(f)           The execution of lock-up agreements in substantially the form attached hereto as Exhibit 6.02(f) by the holders of LBI Stock designated in such Exhibit;  and

(g)           All necessary consents and approvals have been received to allow SFNC to assume the obligations of LBI for the trust preferred securities issued by LBI Trust III, LBI Trust IV and LBI Trust V, on the existing terms of such obligations, as of the Effective Time.

Section 6.03      Additional Conditions for LBI.  The obligation of LBI to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a)           LBI shall have received an opinion, dated the Effective Date, of SFNC’s counsel in the form and to the effect customarily received in transactions of this type;

(b)           Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and LBI shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

(c)           No litigation or proceeding is pending which (i) has been brought against SFNC or LBI or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of LBI is likely to have a Material Adverse Effect on LBI or SFNC; and

(d)           The shares of SFNC Stock to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 6.04      Effect of Required Adjustments.  Any effect on LBI as a result of action taken by LBI pursuant to Sections 3.01(a), 3.01(b) and 5.01(l) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of LBI and for purposes of determining whether any conditions are satisfied.

ARTICLE VII
TERMINATION

Section 7.01      Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of LBI and SFNC:

(a)           By the mutual consent of SFNC and LBI, by action of their respective boards of directors;

(b)           By SFNC or LBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of either LBI or SFNC to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 45 days after written notice of such breach is given to the party committing such breach by the other party hereto;

(c)           By SFNC or LBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2014; provided, however, that such date may be extended to not later than April 30, 2015 by either SFNC or LBI, by written notice to the other party if a reason the Merger shall not have been consummated is because of failure to obtain a regulatory approval that is to be obtained pursuant to Section 6.01(b) or (c) or because the Registration Statement is not effective as is required pursuant to Section 6.01(g) ; provided further that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to be consummated on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d)           By SFNC or LBI, in the event Quattlebaum, Grooms, Tull & Burrow PLLC notifies the parties that it will be unable to give the opinion described in Section 6.01(h).

(e)           By the Board of Directors of LBI at any time during the three (3) business day period following the tenth (10th) trading day immediately preceding the Effective Date ("Determination Date"), if the Average Closing Price of SFNC Stock shall be less than $29.80 and the SFNC Stock has underperformed the KBWR by more than 20% calculated in accordance with Section 2.03(c) hereof.  If LBI elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to SFNC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned three (3) business day period.  During the three (3) business day period commencing with its receipt of such notice, SFNC shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.03(c) ("SFNC Walkaway Counter Offer").  If SFNC elects to make the SFNC Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice to LBI within three (3) business days following receipt of the termination notice previously sent by LBI, whereupon such notice of termination shall be null and void and of no effect, LBI shall no longer have the right to terminate the Agreement pursuant to this Section 7.01(e) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Exchange Ratio and Merger Consideration).  Any references in this Agreement to the “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.  If either SFNC or LBI declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction before the Determination Date, the prices for the SFNC Stock shall be appropriately adjusted for the purposes of this Section 7.01(e).

(f)           By the Board of Directors of LBI at any time prior to obtaining LBI shareholder approval for the Merger if LBI's Board shall have determined in good faith (after taking into account the advice of counsel) that, in light of a competing proposal or other circumstances, termination of this Agreement is required in order for LBI’s Board of Directors to comply with its fiduciary duties to LBI shareholders under applicable law, provided that LBI shall pay SFNC a fee, in immediately available funds, in the amount of $8,000,000 in advance of or concurrently with such termination.

Section 7.02      Effect of Termination.  In the event of the termination of this Agreement by either SFNC or LBI, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except (i) as set forth in Section 9.01, and (ii) that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained herein.

ARTICLE VIII
EFFECTIVE DATE AND EFFECTIVE TIME

Section 8.01      Effective Date and Effective Time.  On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such Articles of Merger, herein called the "Effective Date".  The "Effective Time" of the Merger shall be 6:01 P.M. in the State of Arkansas on the Effective Date, or such other time on the Effective Date as may be agreed by the parties.  As used in this Agreement, "business day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in the state of Arkansas are required or authorized to be closed.

ARTICLE IX
OTHER MATTERS

Section 9.01      Survival.  Except for the provisions of Article X, which will survive the Closing, and as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Closing or, after the Effective Time be the basis for any action by any party to this Agreement, except as to any matter which is based upon willful fraud by a party to this Agreement with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations.  If this Agreement shall be terminated, the agreements of the parties in Sections 5.01(g)(iii), 5.01(n), 7.02, 9.05, 9.06 and 9.09 shall survive such termination.

Section 9.02      Amendment; Modification; Waiver.  Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of LBI, Section 2.02 and Section 2.03 shall not be amended or revised.

Section 9.03      Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

Section 9.04      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

Section 9.05      Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except to the extent specifically stated otherwise in this Agreement.

Section 9.06      Disclosure.  Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

Section 9.07      Notices.  All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, or prepaid nationally recognized overnight delivery service providing proof of delivery to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

If to LBI and Bank, to:	LIBERTY BANCSHARES, INC.
Attn: Gary E. Metzger, Chairman and CEO
4625 South National Avenue
Springfield, Missouri  65810
Telecopy: (417) 616-8410

With a Copy to:	STINSON LEONARD STREET LLP
Attn: Kyle McCurry
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106-2150
Telecopy: (816) 412-1266

If to SFNC, to:	SIMMONS FIRST NATIONAL CORPORATION
George A. Makris, Jr., Chairman & CEO
501 Main Street
Pine Bluff, Arkansas  71601
Telecopy: (870) 850-2605

With a Copy to:	QUATTLEBAUM, GROOMS, TULL & BURROW PLLC
ATTN: Patrick A. Burrow
111 Center St., Suite 1900
Little Rock, Arkansas  72201
Telecopy: (501) 379-3815

Section 9.08      No Third Party Beneficiaries.  All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature.

Section 9.09      Entire Agreement.  This Agreement and the Mutual Confidentiality Agreement, dated April 3, 2014 pertaining to non-disclosure of confidential information of LBI and SFNC represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

Section 9.10      Assignment.  This Agreement may not be assigned by any party hereto without the written consent of the other parties.

Section 9.11      No Interference with Legal or Fiduciary Duty.  Nothing herein is intended to prohibit, restrict, or interfere with, any action by any director, officer, or employee that is reasonably believed by such person to be required by law or fiduciary duty, and no person shall have liability under this agreement for any action taken in a good faith belief that it is so required.

ARTICLE X
EXPENSES, INDEMNIFICATION, INSURANCE

Section 10.01    Indemnification.  In the event the Merger is consummated, SFNC shall indemnify and hold harmless each present and former director and officer of LBI and of Bank (collectively, the "Indemnified Parties") against any cost or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to matters related to this Agreement as well as acts prior to the Merger. SFNC shall advance expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.  The obligations of SFNC provided under this Section 10.01 are intended to be enforceable against SFNC directly by the Indemnified Parties and shall be binding on all successors and assigns of SFNC.

Section 10.02    D&O Insurance.  Directors' and officers’ liability insurance for acts and omissions occurring prior to the Effective Date will be continued through existing policies or provided by SFNC through its blanket policy in an amount not less than the coverage provided by LBI prior to the consummation of the Merger for a period of not less than six (6) years after the Effective Date, provided that SFNC shall not be required to expend, on an annualized basis, more than 300% of the current annual premium paid as of the date hereof by LBI for such insurance ("Premium Limit") and if such premiums for such insurance would at any time exceed the Premium Limit, SFNC shall cause to be maintained policies of insurance which in SFNC's good faith determination provide maximum coverage available at an annual premium equal to the Premium Limit. Coverage for acts and omissions occurring after the Effective Date will be provided to directors and officers of Bank on the same basis as provided to the other subsidiary banks of SFNC.

[Remainder of page blank Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A, Makris, Jr.
George A. Makris, Jr., Chairman &
Chief Executive Officer

LIBERTY BANCSHARES, INC.

By:	/s/ Gary E. Metzger
Gary E. Metzger, Chairman & Chief
Executive Officer

EXHIBIT 6.02(f)

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT ("Agreement") is made as of the ____ day of __________, 2014, by _________________________ ("Holder"), in connection with his or its ownership of shares of Simmons First National Corporation ("Company"), an Arkansas corporation.

RECITALS:

WHEREAS, the Company has entered into an Agreement and Plan of Merger dated May __, 2014 ("Merger Agreement") with Liberty Bancshares, Inc. ("LBI"), a Missouri corporation, pursuant to which LBI shall merge with and into the Company ("Merger");

WHEREAS, the Company has negotiated certain terms of the Merger Agreement, which require the execution of this Agreement as a condition precedent to closing of the Merger; and

WHEREAS, the Holder is willing to enter into this Agreement in connection with the Merger on the terms provided herein.

NOW, THEREFORE, in consideration of these presents and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder agrees as follows:

1.   Background.  (a) Holder is the beneficial owner of _______ shares of the common stock, $0.01 par value, of the Company, and this Agreement will apply to 20,000 of such shares ("Shares") and not any other shares held or acquired by Holder hereafter.

(b)  Holder understands that, as a condition to closing the Merger, the Company has agreed to obtain an agreement from Holder to refrain from selling the Shares from the date of this Agreement until the second anniversary of the Effective Time of the Merger ("Restriction Period"), except as specified in Section 2 below.

2.  Sale Restriction.  (a) Holder hereby agrees that during the Restriction Period, Holder will not sell, transfer, or otherwise dispose of any of the Shares.  Holder further agrees that the Company is authorized to (x) place a restrictive legend on any certificates issued during the Restriction Period evidencing the Shares, and (y) to place "stop orders" on its books and with its transfer agent to prevent any transfer of Shares of the Company held by Holder in violation of this Agreement. The Company agrees to use commercially reasonable efforts not to allow any transaction inconsistent with this Agreement, but in the event of a material adverse change in financial circumstances of the Holder where there may be a liquidity need of the Holder, Company agrees to work with Holder in meeting Holder's liquidity needs.

(b) Notwithstanding the foregoing restrictions on transfer, Holder may, at any time and from time to time during the Restriction Period, transfer all or a portion of the Shares (i) as bona fide gifts or transfers by will or intestacy and (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Holder, provided that any such transfer shall not involve a disposition for value; provided, that, in the case of any gift or transfer described in clauses (i) and (ii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned.

(c)  All restrictions under this Agreement will terminate immediately if the Holder (or another Holder with whom the Holder is affiliated) is a director of the Company or its subsidiaries, and either (i) the Holder ceases to be a director as a result of Holder's death, disability as defined under the Company's disability insurance plan, or removal as a director by the Company or its subsidiaries without cause.

(d)  All restrictions under this Agreement will terminate immediately if there is a merger, acquisition, or other transaction which results in the Company not being the surviving corporation or in the event that any action is taken to delist the Shares on the NASDAQ Global Select Market (except for actions to list the Shares on a more widely traded platform).

(e)  In the event of any stock dividend, stock split or consolidation of shares or any like capital adjustment of any of the outstanding securities of the Company, all new, substituted or additional securities or other property to which Holder becomes entitled by reason of ownership of the Shares shall be subject to restriction with the same force and effect as the Shares subject to restriction immediately before such event.

3.  Miscellaneous.  (a)  At any time, and from time to time, after the signing of this Agreement, Holder will execute such additional instruments and take such action as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

(b)  This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Arkansas or in the federal courts located in the State of Arkansas. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(c) All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable courier service with charges prepaid, or (iv) transmitted by hand delivery or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Simmons First National Corporation, Attention: George A. Makris, Jr.,  Simmons First National Corporation, 501 Main street, P, O, Box 7009, Pine Bluff, Arkansas  71611; or (ii) if to the Holder, to: _______________________, _______________________.

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(d)  The restrictions on transfer described in this Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by Holder or to which Holder is subject under applicable law.

(f)  This Agreement shall be binding upon Holder, its legal representatives, successors, and assigns.

(g)  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

(h)  The Company agrees not to take any action or allow any act to be taken that would be inconsistent with this Agreement.

(i) Holder acknowledges that this Agreement may not be amended without the written consent of the Company, which consent may be withheld, delayed, or denied for any reason or for no reason.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:	SIMMONS FIRST NATIONAL CORPORATION

By.
George A. Makris, Jr., Chairman &
Chief Executive Officer

HOLDER:
(Print name of Holder)

(Signature)

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